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                                                                   EXHIBIT 10.17


                      Agreement Between The Registrant And
                          Huntingburg Townhouses, Inc.
                             Dated October 23, 1992
                      Relating To Certain Equipment Leases

October 23, 1992
Edgar Mulzer
401 10th Street
Tell City, Indiana 47586

Re:  Loan Agreement dated March 26, 1986 as
     modified in March 1991 (the "Loan Agreement")

Dear Mr. Mulzer:

Thermwood Corporation (the "Company") is currently in default (the "Default") of the above captioned Loan Agreement in that it has failed to make the last nine monthly payments, each in the amount of $5,373.48, as provided therein. Accordingly, the aggregate overdue amount (the "Arrearage") under the Loan Agreement is $48,361.32.

In order to induce the Company to enter into an agreement to effect a public financing (the "Public Financing") and in consideration for the other actions to be taken by the Company as set forth below, you agree to waive the Default in accordance with the following terms and conditions:

1. You herewith waive the Default and modify the Loan Agreement so that the Arrearage will be due and payable as set forth in paragraph 2 below and no monthly payments thereunder will be due until January 1, 1993. Payments which would have been due under the Loan Agreement for the months of November and December 1992 shall be added to the Arrearage and paid as set forth below.

2. The Company agrees that upon the earlier of the closing of the Public Financing or August 1, 1993, it will pay to you one half of the Arrearage. The Company will pay the balance of the Arrearage, commencing on August 1, 1993 or the first day of the month after the closing of the Public Financing, as the case may be, at the rate of one monthly payment per month.

Please acknowledge your acceptance of this Agreement by signing a copy hereof in the appropriate space below and returning it to
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the Company.

Very truly yours,

THERMWOOD CORPORATION


By  /s/ Kenneth J. Susnjara
    ----------------------------------
        Kenneth J. Susnjara, President

Acknowledged and Accepted

   /s/  Edgar Mulzer
    ----------------------------------
        Edgar Mulzer, President
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                                                                   EXHIBIT 10.19



               Thermwood Option To Purchase Edgar Mulzer's Shares

                                OPTION AGREEMENT
         This agreement, entered into this 4th day of February, 1999, by and between the Thermwood Corporation, an Indiana corporation having its principal place of business at 904 Old Buffaloville Road, Dale, Indiana, hereinafter referred to as Thermwood; and Edgar Mulzer, an individual residing at 401 Tenth Street, Tell City, Indiana, hereinafter referred to as Mulzer,

         WITNESSETH THAT:

         WHEREAS, Mulzer is the owner of 209,000 shares of the presently outstanding shares of the common stock of Thermwood, hereinafter referred to as Common Stock; and

         WHEREAS, Thermwood is desirous of obtaining from Mulzer the right, privilege and option to purchase said 209,000 shares of Common Stock owned by Mulzer, which Mulzer is willing to grant, under the following terms and conditions.

         NOW, THEREFORE, for and in consideration of the premise and mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. Mulzer hereby grants unto Thermwood, the right, privilege and option to purchase from Mulzer said 209,000 shares of Common Stock of Thermwood owned by Mulzer at a purchase price of Fifteen Dollars ($15.00) per share of said common stock, exercisable at any time after January 1, 2002 and before January 1, 2004, as to any number of or all such shares.

         2. In consideration of the right, privilege and option set forth in Paragraph 1 hereof, Thermwood shall pay Mulzer the amount of Five Thousand Dollars ($5,000.00) upon execution of this agreement.
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         3. The right, privilege and option provided for in Paragraph 1 hereof shall be exercised by written notice by Thermwood to Mulzer at the address of Mulzer as herinbefore set forth, accompanied by a check in payment of the price of the number of shares specified and paid for. Upon such exercise, Mulzer shall cause the certificate or certificates representing the shares of Common Stock purchased pursuant to said exercise to be duly endorsed over and delivered unto Thermwood.

         4. Mulzer represents and warrants that (a) he is the sole, true and rightful owner of the shares of Common Stock presently registered in his name in the corporate records of Thermwood, (b) said presently owned shares of Common Stock are not and shall not be encumbered in any manner.

         5. Upon the signing of this agreement, Mulzer shall cause any certificate or certificates representing said shares of Common Stock subject to this right, privilege and option to bear the legend:

           THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TERMS AND CONDITIONS OF THAT CERTAIN AGREEMENT BY AND BETWEEN THE THERMWOOD CORPORATION AND EDGAR MULZER DATED FEBRUARY 4th, 1999.

         6. The number of shares subject to this right, privilege and option and the option price for such shares shall be proportionally adjusted in the event of any changes in said Common Stock of Thermwood by reason of any stock dividend, split up, recapitalization, liquidation or the like.

         7. Mulzer shall retain all rights as a shareholder with respect to said shares of Common Stock available for purchase under the right, privilege and option granted herein until payment of the prescribed option price and delivery to Thermwood of such shares as herein provided.

         8. This agreement shall be binding upon the heirs, executors, administrators, assignors and successors of the parties hereto.
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         9. This agreement shall be governed by and interpreted under the substantive laws of the State of Indiana.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed on the date hereinabove set forth.

         Attest:                                     THERMWOOD CORPORATION


         /s/ Linda Susnjara                          /s/ Kenneth J. Susnjara
         --------------------                        -----------------------
         Secretary                                       Kenneth J. Susnjara
                                                         President


         Witness:


         /s/ RS                                      /s/ Edgar Mulzer
         --------------------                        -----------------------
                                                         Edgar Mulzer